Exhibit 99.1

BEACON FEDERAL BANCORP, INC.

PRESS RELEASE

Beacon Federal Bancorp, Inc. Announces 4th Quarter and Full Year 2010 Earnings

East Syracuse, New York, February 10, 2011, – Beacon Federal Bancorp, Inc. (the “Company”) (NASDAQ: BFED), the holding company for Beacon Federal (the “Bank”), announced today net income for the quarter ended December 31, 2010 increased 44% to $1.4 million, or $0.23 per basic and diluted share, from $994,000, or $0.16 per basic and diluted share for the quarter ended December 31, 2009.

For the year ended December 31, 2010, net income increased 52% to $5.4 million, or $0.88 per basic and diluted share, compared to net income of $3.5 million, or $0.54 per basic and diluted share, for the year ended December 31, 2009.

Ross J. Prossner, President and CEO of the Company said, “I am pleased to report that our strong fourth quarter performance culminated with Beacon Federal achieving record high annual earnings for our shareholders.  Our earnings per share have grown 63% to $0.88 for the year, while our book value per share has increased 10% to $17.05.  We’ve raised our net interest margin 24 basis points throughout the year due to management of the cost of funds to its lowest historical level for the Bank.”

The financial highlights for the quarter ended December 31, 2010 were as follows:

w	Net income increased 44.1% to $1.4 million from the same period a year ago.

w	Net interest income grew by 4.0%, to $7.9 million, compared to $7.6 million for the same period a year ago.

w	Net interest margin increased to 3.09%, compared to 2.89% for the quarter ended December 31, 2009.

w	Cost of funds decreased 47 basis points to 2.32%, compared to 2.79% for the same period a year ago.

w	Book value per share grew by 10.1% to $17.05 at December 31, 2010, compared to $15.48 at December 31, 2009.

w	Net loan charge-offs were $6.3 million, compared to $1.6 million for the same period a year ago.

w	On December 23, 2010, a quarterly cash dividend was paid of $0.05 per common share.

Fourth quarter net interest income grew to $7.9 million, an increase of 4.0% above net interest income for the fourth quarter of 2009, driven by reduced deposit prices and an increase in noninterest-bearing deposits resulting in a 47 basis point decrease in the total cost of funds.  Average noninterest-bearing deposits increased $9.6 million to 6.0% of average deposits for the fourth quarter as compared to 4.5% of average deposits for the same period in the prior year. The yield on interest-earning assets declined by 27 basis points.

Interest income from loans for the quarter decreased $568,000, or 4.8%, to $11.4 million from $11.9 million for the same period in the prior year, reflecting a 17 basis point decline in average yield to 5.50% and a 1.7% lower average balance of loans.  Interest income on securities for the quarter decreased $513,000, or 24.6%, to $1.6 million from $2.1 million for the same period in the prior year, reflecting a 2.0% decrease in average securities balance for the quarter as compared to the prior year and a 102 basis point decrease in yield.  For both loans and investments, as high-yielding assets mature, they are being replaced with current market rate investments which are at a lower yield.

 “Along with the rest of the community banking industry, we are facing increasing pressure on net interest margin due to the prolonged period of low interest rates adversely affecting asset yields,” said Mr. Prossner.  “With the cost of funds likely near the lowest expected level, we will continue focusing on minimizing any decline in asset yields and the quality of our assets, while working to maintain the gains we’ve made in lowering the cost of funds this year. We anticipate a temporary decline in assets through 2011 in order to maximize our net interest income in the current interest rate environment.”

Total nonperforming assets were $15.1 million or 1.47% of total assets at December 31, 2010, compared to $16.2 million or 1.53% of total assets at September 30, 2010 and $13.7 million or 1.28% of total assets at December 31, 2009.  Nonperforming assets as both a percentage of total assets and as a percentage of loans remains well below our peers and within our historical levels.  The decrease in nonperforming assets was the result of $6.3 million of net loan charge-offs in the fourth quarter, all of which were previously identified impaired loans which had been fully reserved for in prior periods, partially offset by $2.6 million of additional impaired loans added in the quarter.  Of the fourth quarter charge-offs, 41% were due to four commercial real estate loans, 38% due to seven multi-family real estate loans and 14% due to two commercial loans.  Net charge-offs for 2010 were $7.6 million, or 0.92% of average loans, compared to $2.6 million, or 0.32% of average loans, for 2009 and $5.1 million, or 0.68% of average loans, for 2008.  We expect that net charge-offs as a percent of average loans will remain well below that of our peer average.

The fourth quarter 2010 provision for loan losses was $2.0 million ($1.3 million of which related to impaired loans), an increase of $70,000 compared to the third quarter 2010 and an increase of $75,000 compared to the fourth quarter of 2009.  The allowance for loan losses was $15.2 million at December 31, 2010, compared with $19.6 million at September 30, 2010 and $15.6 million at December 31, 2009.  The ratio of the allowance for loan losses to total loans was 1.90% at December 31, 2010, compared with 2.39% at September 30, 2010 and 1.89% at December 31, 2009.  The decrease in the ratio of the allowance for loan losses to total loans from September 30, 2010 was due to the aforementioned $6.3 million of impaired loan net charge-offs for the current quarter.  The ratio of the allowance for loan losses to nonperforming loans was 102.14% at December 31, 2010, compared with 127.21% at September 30, 2010 and 121.28% at December 31, 2009.

Noninterest income increased by 111.2% to $1.3 million for the quarter ended December 31, 2010 from $627,000 for the quarter ended December 31, 2009.  Noninterest income increased primarily due to reduced other-than-temporary credit impairment losses on debt securities of $244,000 incurred during the current quarter compared to $553,000 in the prior year fourth quarter, a $163,000 increase in the gain on sale of loans and a $162,000 increase in service charge income.

Other-than-temporary impairment charges for the quarter resulted primarily from three securities, one trust preferred security and two private label collateralized mortgage obligation (“CMOs”).  The extent of impairment recognized was based on the current and projected performance of the issuing banks and their ability to repay their obligation as it relates to the trust preferred security, and the current and projected delinquencies along with reduced credit support in the underlying mortgages for the CMOs.  The other-than-temporary credit impairment for the quarter of $244,000 was less than 1% of the fair value of our securities portfolio at December 31, 2010.

The gain on sale of loans increased $163,000 for the quarter to $219,000 from $56,000 in the prior year fourth quarter.

The 19.2% increase in service charge income related primarily to an increase in debit card fees.  The Bank is actively promoting debit card usage and core deposits that require debit card transactions in order to obtain an attractive rate of interest for depositors. The resulting increased debit card usage is leading to the increase in the debit card fee income.

Noninterest expense increased $220,000, or 4.5%, to $5.1 million for the quarter ended December 31, 2010 from $4.8 million for the quarter ended December 31, 2009.  The increase was due primarily to increases in salaries and employee benefits, occupancy and equipment, and advertising and marketing.

Total assets decreased $34.4 million, or 3.2%, from December 31, 2009 to $1.03 billion at December 31, 2010.  The decrease was primarily the result of a $23.5 million decrease in net loans and a $9.1 million decrease in securities.  Equity increased $8.4 million to $109.7 million at December 31, 2010 from $101.3 million at December 31, 2009.  The increase was primarily the result of $5.4 million of net income and a $3.6 million decrease in net unrealized holding losses on investments.

The Bank’s Tier 1 leverage ratio was 9.55% and its total risk-based capital ratio was 13.42% at December 31, 2010, both of which exceeded the regulatory thresholds required to be classified as a well-capitalized bank, which are 5.0% and 10.0%, respectively.

Beacon Federal Bancorp, Inc., through its subsidiary, Beacon Federal, offers banking and related financial services to both individual and commercial customers.  The Bank is headquartered with a full-service branch in East Syracuse, New York, along with seven other full-service branches in East Syracuse, Marcy and Rome, New York, Smartt and Smyrna, Tennessee, Tyler, Texas and Chelmsford, Massachusetts.

(Information regarding Beacon Federal’s peers was drawn from SNL reports as of the most recent quarter and most recent year for banks and thrifts having assets between $1 billion and $5 billion.)

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995.  The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby.  The following factors, among others, could cause the actual results of the Company’s operations to differ materially from the Company’s expectations: competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  The making of such forward-looking statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

Contact:
Lisa M. Jones
Senior Vice President and Chief Financial Officer
Beacon Federal Bancorp, Inc.
6611 Manlius Center Road
East Syracuse, NY  13057
(315) 433-0111 x 1582

BEACON FEDERAL BANCORP, INC.
Financial Highlights

	At	At
	December 31,	December 31,
	2010	2009
	(Unaudited)
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,032,478	$1,066,897
Cash and cash equivalents	12,439	12,993
Securities available for sale	162,405	167,238
Securities held to maturity	10,321	14,561
Loans, net	792,553	816,061
Federal Home Loan Bank of New York stock	9,954	11,487
Deposits	677,384	693,297
FHLB advances	163,427	191,094
Securities sold under agreement to repurchase	70,000	70,000
Stockholders' equity	109,710	101,259

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)
Selected Operating Data:

Interest income	$13,128	$14,205	$53,937	$55,637
Interest expense	5,202	6,581	22,627	27,161
Net interest income	7,926	7,624	31,310	28,476
Provision for loan losses	2,000	1,925	7,210	7,695
Net interest income after
provision for loan losses	5,926	5,699	24,100	20,781
Noninterest income	1,324	627	4,712	3,390
Noninterest expense	5,063	4,843	20,360	18,670
Income before income taxes	2,187	1,483	8,452	5,501
Income tax expense	755	489	3,087	1,978
Net income	$1,432	$994	$5,365	$3,523
Basic and diluted earnings per share	$0.23	$0.16	$0.88	$0.54

Asset Quality Ratios:
Nonperforming loans to total loans	1.86%	1.56%	1.86%	1.56%
Nonperforming assets to total assets	1.47%	1.28%	1.47%	1.28%
Annualized net charge-offs to average loans
outstanding	3.08%	0.76%	0.92%	0.32%
Allowance for loan losses to non-
performing loans at end of period	102.14%	121.28%	102.14%	121.28%
Allowance for loan losses to total loans
at end of period	1.90%	1.89%	1.90%	1.89%